Exhibit 99.1

Aditxt Provides Updates on its Growth Vision for bitXbio™, Planned Digital Asset Treasury,
Pearsanta’s Planned IPO, And Evofem’s Plan to Regain a National Listing

Aditxt has filed a preliminary proxy statement seeking shareholder approval for employee stock purchase plan, company name change, and other proposals

MOUNTAIN VIEW, Calif., November 18, 2025 — Aditxt, Inc. (Nasdaq: ADTX) (“Aditxt” or the “Company”), a social innovation platform accelerating promising health innovations, today shared its growth vision under the bitXbio™ strategy. bitXbio™ (pronounced “bit-by-bio”) is a transformational framework designed to connect public markets, blockchain and Web3, and digital asset treasuries for advancing breakthrough health innovations. The bitXbio™ strategy is intended to scale Aditxt as a social innovation platform representing a global community of shareholders and contributors engaged through a participation-driven model that supports the advancement of health-focused ventures and partnerships.

Special Meeting of Stockholders

As part of this planned strategic evolution, the Company has filed a Preliminary Proxy Statement with the U.S. Securities and Exchange Commission seeking shareholder approval of several proposals, including an Employee Stock Purchase Plan (“ESPP”) and a non-binding advisory vote on an amendment to the Company’s Certificate of Incorporation to change its name from “Aditxt, Inc.” to “bitXbio, Inc.” (the “Name Change Proposal”). The proposed name change is intended to reflect the Company’s broader transition into a platform that connects public markets, blockchain and Web3, digital assets, and life sciences operating companies.

The ESPP is designed to further align employees with shareholders by allowing team members to purchase shares of Aditxt common stock through payroll deductions. The Company believes this will strengthen the ownership culture that underpins the Company’s long-term growth plan.

Global Community of Stakeholders

Currently, at the core of the bitXbio™ ecosystem is a global community of Aditxt shareholders. The Company intends to expand beyond the boundaries of a traditional public company into a globally participatory life sciences platform, where public equity and blockchain communities of contributors converge.

Through this evolution, Aditxt aims to decentralize participation in advancing health innovations, enable transparent engagement, and align interest among all stakeholders.

Digital Asset Treasury (DAT)

The second main bitXbio™ layer is a planned Digital Asset Treasury (“DAT”) — a blockchain-enabled financial architecture designed to capture the potential value across Aditxt’s portfolio of innovative health companies.

Subject to the availability of funds and market conditions, the DAT will potentially include three integrated components:

-	A crypto reserve consisting of core cash equivalent digital assets;

-	A native utility token that powers contribution and rewards within the bitXbio ecosystem; and

-	Tokenized representations of Aditxt’s ventures and partnerships.

If implemented as planned, these elements will create a hybrid treasury model that we believe will represent the potential value creation by Aditxt’s portfolio of companies. As of the date hereof, Aditxt has not made any investments in digital assets, nor does it presently hold any digital assets.

Ventures and partnerships — Pearsanta Planned IPO and Evofem-announced uplisting

Aditxt’s Acquire–Build–Commercialize (ABC) model continues to guide the Company’s support of its high-impact companies to position them for potential near-term commercialization.

Pearsanta, Aditxt’s precision diagnostics subsidiary, has also announced a planned initial public offering, which the Company currently expects to occur in 2026 subject to market conditions and other factors. Pearsanta is seeking to commercialize its Mitomic® and Adductomics testing platforms for early detection of cancer and other diseases. Pearsanta is completing clinical validation studies and expanding operations through its CLIA/CAP-certified laboratory in Richmond, Virginia.

In women’s health, Evofem, in which Aditxt holds shares of Series F-1 Convertible Preferred Stock, with an aggregate stated value, as defined in the Certificate of Designations, of $26,280,000 and convertible notes in the aggregate principal amount of $3,730,769, announced on October 20, 2025, that it plans to focus its efforts on regaining a national exchange listing and to pursue additional growth capital. Evofem commercializes two FDA-approved products — PHEXXI®, a hormone-free contraceptive gel, and SOLOSEC®, a single-dose therapy for bacterial vaginosis and trichomoniasis.

If completed, Pearsanta’s proposed IPO and Evofem’s announced focus on regaining a national listing would represent pivotal steps toward Aditxt’s broader 2026 monetization and growth strategy.

Leadership perspective

“Aditxt is building the foundation for long-term growth through innovation and participation,” said Amro Albanna, Co-founder and Chief Executive Officer of Aditxt. “The bitXbio™ strategy is a structural evolution and we believe it will be the blueprint for transforming how health innovations are discovered, built, and commercialized on a global scale.”

About Aditxt

Aditxt, Inc. is a social innovation platform accelerating promising health innovations. Aditxt’s ecosystem of research institutions, industry partners, and shareholders collaboratively drives its mission to “Make Promising Innovations Possible Together.” The innovation platform is the cornerstone of Aditxt’s strategy, where multiple disciplines drive disruptive growth and address significant societal challenges. Aditxt operates a unique model that democratizes innovation, ensures every stakeholder’s voice is heard and valued, and empowers collective progress. The Company currently operates four programs focused on autoimmunity, cancer and early disease detection, infectious diseases and women’s health.

About Pearsanta

Pearsanta is at the forefront of precision health, focusing on early cancer detection through advanced diagnostic technologies. Its proprietary Mitomic® Technology Platform leverages the unique properties of mitochondrial DNA to detect cancer and other diseases with high accuracy via non-invasive, blood-based liquid biopsy tests. Pearsanta’s asset portfolio also includes a range of other innovative diagnostic technologies, all aimed at transforming early disease detection and monitoring, enabling more informed treatment decisions and ultimately improving patient outcomes. For more information, please visit www.pearsanta.com.

Additional information about the special meeting and solicitation of proxies

In connection with the special meeting of stockholders described above, Aditxt has filed a preliminary proxy statement and other relevant materials with the SEC. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND THE PROPOSALS TO BE VOTED ON. Stockholders will be able to obtain copies of the proxy statement and other documents filed by Aditxt with the SEC, free of charge, at the SEC’s website at www.sec.gov and on Aditxt’s website or by contacting Aditxt’s Investor Relations at ir@aditxt.com.

Aditxt and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Aditxt’s stockholders in connection with the proposals to be considered at the special meeting. Information about Aditxt’s directors and executive officers is included in Aditxt’s filings with the SEC from time to time.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-looking statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Words such as, but not limited to, “achieving,” “advancing,” “aim,” “are working to,” “believe,” “completing,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include but are not limited to Aditxt’s ability to successfully execute its mission to accelerate and monetize promising health innovations, and the magnitude thereof; the timing and outcome of the Company’s proposed Employee Stock Purchase Plan and proposed name change to bitXbio, Inc.; Aditxt’s ability to complete the proposed initial public offering of Pearsanta on the proposed timeline, if at all; Pearsanta’s ability to commercialize its Mitomic® and Adductomics testing platforms; Evofem’s ability to regain a national listing, anticipated availability of funds to pursue the purchase of digital assets by Aditxt; and risks and uncertainties related to digital asset market conditions, blockchain technology, and evolving regulatory frameworks applicable to tokenization models . You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in each company’s SEC filings, including Aditxt’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Form 10-Q filings, including the most recent filed on November 18, 2025. All forward-looking statements are expressly qualified in their entirety by such factors. Aditxt undertakes no duty to update any forward-looking statement except as required by law.

Contact
Aditxt, Inc.
Investor Relations
ir@aditxt.com

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